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                                                                    EXHIBIT 99.1



                 FORM OF AMERICAN BANKERS INSURANCE GROUP, INC.
                 1999 NON-EMPLOYEE DIRECTOR ONE-TIME AWARD PLAN




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                     AMERICAN BANKERS INSURANCE GROUP, INC.

                 1999 NON-EMPLOYEE DIRECTOR ONE-TIME AWARD PLAN
                                  (this "Plan")

WHEREAS, AMERICAN BANKERS INSURANCE GROUP, INC. (the "Company") recognizes the substantial efforts made by the non-employee directors of the Company (the "Outside Directors") in guiding the Company during the proposed acquisitions of the Company in 1998; and

WHEREAS, the Company did not hold an annual meeting of shareholders of the Company during 1998 and under the terms of the Company's By-Laws there was no annual meeting of Directors, and, consequently, the Outside Directors were not entitled to receive any formula awards during 1998 under the American Bankers Insurance Group, Inc. 1997 Equity Incentive Plan; and

WHEREAS, the Company considers it desirable and in its best interests of the Company and its shareholders that the Outside Directors be given an award of stock options ("Options") to purchase 2,000 shares of common stock, $1.00 par value of the Company ("Common Stock") Common Stock in recognition of the substantial efforts of the Outside Directors in 1998, which award the Company also considers will further advance the interests of the Company by facilitating the purchase and holding of Common Stock by the Outside Directors.

NOW, THEREFORE, the Company shall make an award to each Outside Director in accordance with the following terms.

1. AWARD. Each Outside Director is hereby awarded Options to purchase 2000 shares of Common Stock at the purchase price of Option Price of ______ per share (the "Option Price") for a total of 26,000 share of Common Stock available under the Plan. If an Option should expire or terminate for any reason without having been exercised in full, the unpurchased shares shall not be available for further grant. The Company shall issue these shares out of its shares that are recorded on the books of the Company as treasury stock.

2. ADMINISTRATION OF THE PLAN. This Plan shall be administered by the Nominating and Compensation Committee (the "Committee"). The Committee shall have authority to adopt such rule and regulations, and to make such determination as are not inconsistent with this Plan and are necessary or desirable for the Plan's implementation and administration. All determinations and decisions made by the Committee pursuant to this Plan shall be final, conclusive and binding on all persons.

3. MANNER OF EXERCISE. A person electing to exercise an Option shall give written notice, in such form as the Committee may require, of such exercise to the Company and shall tender to the Company the full Option Price for the number of Shares for which the exercise is made. Payment of the Option Price shall be paid in whole or in part (i) in cash (ii) in whole shares of Common Stock owned by the respective Outside Director and evidenced by negotiable certificates, valued at their market value on the date of the exercise notice (which shares of Common Stock must have been owned by the respective Outside Director six months or longer, and not used to effect any exercise of an option or other award, whether granted under this Plan or another plan, within the preceding six months), (iii) by a combination of such methods of payment, or (iv) by such other consideration as shall constitute lawful consideration for the issuance of Common Stock and be approved by the Committee.


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4. OPTION EXERCISABILITY AND EXPIRATION. The Options may be exercised in whole or in part, by the Outside Director or any transferee of the Options as permitted under Section 5, but at no time in an increment less than 100 shares, with the following limitations:

   a. In no event shall any Option be exercisable before February 19, 2000 or after February 19, 2004; provided, however, that if there is a Change of Control of the Company. In the event that the Company experiences a Change in Control, as such term is defined below, then the Options shall be immediately exercisable. "Change in Control" shall mean the consummation of any transaction or series of transactions in which a person or a group of related or affiliated persons obtains ownership of the Common Stock of the Company sufficient to exercise control over the operations of the Company, and such person or group does not presently have the ability to exercise such control. Such a Change in Control shall be deemed to have taken place if:

      i. a tender offer or series of offers has been made to and accepted by 50 percent or more of the Company's shareholders; or

     ii. a transfer of stock has occurred which is sufficient to allow the new purchaser (or group of related or affiliated purchasers) to elect a majority of the Board other than those proposed by the management of the Company; or

    iii. a majority of the Board is replaced in any one year; or

     iv. a merger or reorganization is consummated which results in existing shareholders of American Bankers owning less than 50 percent of the voting stock of the corporation acquiring the Company (or, if the Company is the acquiring corporation, results in existing shareholders of the Company owning less than 50 percent of the voting stock of the Company); or

      v. more than 50 percent of the assets of American Bankers are sold.

   b. In the event of termination as a member of the Board of the Company at the voluntary election of an Outside Director, for cause at the election of the Company or upon retirement, all Options of that Outside Director shall lapse, except as provided in Section 4.c.

   c. In the event of an Outside Director's termination as a member of the Board of the Company for the following events, that Outside Director's Option shall lapse at the earlier date of the end of the Option's regular term or: i. Six (6) months following termination on account of disability of the Outside Director; or ii. Six (6) months following termination on account of death of the Outside Director.

5. NON-TRANSFERABILITY OF OPTION. An Option shall not be transferable other than by will or the laws of descent and distribution; provided, however, an Option shall be transferable by gift during the lifetime of an Outside Director to a trust established by that Outside Director or to a family member of that Outside Director after that Outside Director has provided written notice to the Committee and the Committee shall have given its consent to the transfer.

6. ADJUSTMENT IN THE EVENT OF CHANGE IN CAPITALIZATION. In the event of any change in the outstanding Common Stock of the Company due to any stock split, stock dividends, recapitalization, merger, consolidations, reorganization, combination or exchange of shares, split-up, split-off, spin-off, liquidation or similar change in capitalization or any distribution to holders of Common Stock other than cash dividends, for any outstanding Option which has not been fully exercised, the number and kind of shares under the Options and the Option Price will be appropriately adjusted consistent with such change. The determination of the Committee regarding any adjustment will be final and conclusive.

7. BINDING EFFECT. The terms of this Plan shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.


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8.  INTERPRETATION. The Plan shall be interpreted and construed in accordance with the laws of the State of Florida. The Committee has the sole power to interpret the Plan and to resolve any questions arising under this Plan.

9. NO CONTINUING RIGHT OF MEMBERSHIP ON THE BOARD. Nothing in this Plan shall confer any right on any Outside Director to continue as a member of the Board of the Company or shall interfere in any way with the right of the Company to terminate any Outside Director's membership, in accordance with the terms of the By-Laws of the Company at any time.

10. LEGAL RESTRICTIONS. The Company shall not be obligated to deliver any Common Stock until the Company has satisfied itself that such delivery complies with all laws and regulations by which the Company is bound. The person acquiring the shares shall, if requested by the Company, give assurances satisfactory to counsel for the Company to assure compliance with all legal requirements. The Company shall in no event be obliged to take any action in order to cause the exercise of any Option.